Exhibit 10.4

SEVERANCE AND SETTLEMENT AGREEMENT AND RELEASE

AGREEMENT made as of the 7th day of September, 2005 (the “Agreement”) by and between Boston Life Sciences, Inc., a Delaware corporation (the “Company”) and Joseph Hernon of Watertown, Mass. (the “Executive”).

The Executive has been employed by the Company since August 1996. The Company and Executive wish to resolve amicably the Executive’s separation from the Company;

In consideration of the promises and conditions set forth herein, the sufficiency of which is hereby acknowledged, the Company and the Executive agree as follows:

1.	Termination Date. The Executive’s effective date of termination from the Company shall be September 30, 2005 (the “Termination Date”).

2.	Consideration. In consideration for the execution of this Agreement, and provided this Agreement becomes binding on the Executive, the Company agrees to provide Executive the following payment and benefits, less any and all applicable state and federal tax withholdings:

(A)	continued payment of Base Salary in the gross amount of $20,212.50 per month for the nine month period commencing on October 1, 2005 and ending on June 30, 2006;

(B)	for a period of nine (9) months from the Termination Date, the Company will pay all group medical and other insurance programs that Executive is eligible for pursuant to the federal “COBRA” law 29 U.S.C. s116 et seq. Thereafter, Executive may elect to continue receiving this coverage pursuant to the federal “COBRA” law, 29 U.S.C. § 11 for an additional nine months at Executive’s expense.

3.	Stock Options. Provided this Agreement becomes binding on the Executive, the parties agree as follows with respect to the stock options previously granted to the Executive (the “Executive Options”):

(A)	Effective as of the Termination Date, the parties acknowledge that options for 59,345 shares of Common Stock will have vested.

(B)	Effective as of the Termination Date, the parties agree that the vesting of an additional 74,182 shall be accelerated and vested as of the Termination Date.

(C)	The parties agree that the total number of stock options presently held by the executive, that number equaling 133,527, shall be exercisable as of the Termination Date and through September 30, 2007.

4.

Release. In consideration of the payment of the consideration described above and the Company’s release of claims against Executive set forth below, which Executive acknowledges that he would not otherwise be entitled to receive, Executive hereby fully, forever, irrevocably and unconditionally releases, remises and discharges the Company, its officers, directors, stockholders, corporate affiliates, subsidiaries, parent companies, agents and employees (each in their individual and corporate capacities) (hereinafter, the “Released Parties”) from any and all claims, charges, complaints, demands, actions, causes of action, suits, rights, debts, sums of money, costs, accounts, reckonings, covenants, contracts, agreements, promises, doings, omissions, damages, executions, obligations, liabilities, and expenses (including attorneys’ fees and costs), of every kind and nature which he ever had or now has against the Released Parties arising out of his employment with and/or separation from the Company, including, but not limited to, all employment discrimination claims under Title VII of the Civil Rights Act of 1964, 42 U.S.C. §2000e et seq., the Age Discrimination in Employment Act, 29 U.S.C. § 621 et seq., the Americans With Disabilities Act of 1990, 42 U.S.C. §12101 et seq., the Family and Medical Leave Act, 29 U.S.C. § 2601 et seq., the Rehabilitation Act of 1973, 29 U.S.C. § 701 et seq., and the Massachusetts Fair Employment Practices Act., M.G.L. c.151B, §1 et seq., all as amended; all claims arising out of the Fair Credit Reporting Act, 15 U.S.C. §1681 et seq., the Employee Retirement Income Security Act of 1974 (“ERISA”), 29 U.S.C. §1001 et seq., the Massachusetts Civil Rights Act, M.G.L. c.12 §§11H and 11I, the Massachusetts Equal Rights Act, M.G.L. c.93, §102 and M.G.L. c.214, §1C, the Massachusetts Labor and Industries Act, M.G.L. c.149, §1 et seq., the Massachusetts Privacy Act, M.G.L. c. 214, §1B, and the Massachusetts Maternity Leave Act, M.G.L. c. 149, §105(d), all as amended; all common law claims including, but not limited to, actions in tort, defamation and breach of contact; and any claim or damage arising out of his employment with or separation from the Company (including any claim for retaliation) under any common law theory or any federal, state or local statute or ordinance not expressly referenced above; except in no event is the Executive releasing the Released Parties (including the Company) from any obligation under this Agreement, under any indemnification agreement between the Executive and the Company, or from any other obligation of the Company to indemnify the Executive under the Company’s certificate of incorporation, bylaws, or other organizational documents. Nothing in this

Agreement prevents Executive from filing, cooperating with, or participating in any proceeding before the EEOC or a state Fair Employment Practices Agency (except that Executive acknowledges that he may not be able to recover any monetary benefits in connection with any such claim, charge or proceeding). In consideration of the undertakings, transactions and consideration recited in this Agreement, the Company and the other Released parties hereby unconditionally and irrevocably remises, releases and forever discharges Executive of and from any and all suits, claims, demands, interest, costs (including attorney fees and costs actually incurred), expenses, actions and causes of action, rights, liabilities, obligations, promises, agreements, controversies, losses and debts, of any nature whatsoever, which the Company or any other Released Party now has, or at any time heretofore ever had, or could have had, whether known or unknown, suspected or unsuspected, arising out of Executive’s employment with the Company.

5.

Return of Company Property. The Executive agrees to return on his Termination Date all Company property including, but not limited to, keys, files, records (and copies thereof), computer hardware and software(except as provided below), cellular phones, pagers, and Company vehicle, which is in his possession or control. The Executive further agrees to leave intact all electronic Company documents, including those which he developed or helped develop during his employment. The Company agrees to permit the Executive to keep the IBM Thinkpad Computer and flat panel screen that the Executive has been using. Any company files, records or documents on the Dell laptop shall be transferred to the Company’s server or other secure location prior to the Termination Date.

6.	Non-disparagement. The Executive understands and agrees that as a condition for payment to him of the consideration described herein, he will not make any false, disparaging or derogatory statements to any media outlet, industry group, financial institution or current or former employee, consultant, client or customer of the Company regarding the Company or any of its directors, officers, employees, agents or representatives or about the Company’s business affairs and financial condition. The Company agrees that it will instruct its Officers and its Board of Directors not to, and the Company will not, make any false, disparaging or derogatory statements about the Executive to any media outlet, industry group, or financial institution, prospective employer of Executive or to any entity or person to which Executive serves as a consultant or advisor in the future.

7.	Confidentiality. To the extent permitted by law, the Executive understands and agrees that as a condition for payment to him of the consideration herein described, the terms and contents of this Agreement, and the contents of the negotiations and discussions resulting in this Agreement, shall be maintained as confidential by the Executive, his agents and representatives and none of the above shall be disclosed except (i) to the extent required by federal or state law, (ii) to the Executive’s tax and legal advisors, (iii) to members of the Executive’s immediate family, or (iv) as otherwise agreed to in writing by the Company. This Section shall become null and void, and the Executive shall have no further obligations under this Section, in the event that the Company files this Agreement in an unredacted fashion in an Securities and Exchange Commission (“SEC”) filing.

8.	Nature of Agreement. The Executive understands and agrees that this Agreement is a severance and settlement agreement and does not constitute an admission of liability or wrongdoing on the part of the Company. The Company understands and agrees that this Agreement is a severance and settlement agreement and does not constitute an admission of liability or wrongdoing on the part of the Executive.

9.	Amendment. This Agreement shall be binding upon the parties and may not be abandoned, supplemented, changed or modified in any manner, orally or otherwise, except by an instrument in writing of concurrent or subsequent date signed by a duly authorized representative of the parties hereto. This Agreement is binding upon and shall inure to the benefit of the parties and their respective agents, assigns, heirs, executors, successors and administrators.

10.	Waiver of Rights. No delay or omission by any party in exercising any rights under this Agreement shall operate as a waiver of that or any other right. A waiver or consent given by a party on any one occasion shall be effective only in that instance and shall not be construed as a bar or waiver of any right on any other occasion.

11.	Validity. Should any provision of this Agreement be declared or be determined by any court of competent jurisdiction to be illegal or invalid, the validity of the remaining parts, terms, or provisions shall not be affected thereby and said illegal or invalid part, term or provision shall be deemed not to be a part of this Agreement.

12.	Applicable Law. This Agreement shall be governed by the laws of the Commonwealth of Massachusetts, without regard to conflict of laws provisions. Each party hereby irrevocably submits to the jurisdiction of the courts of the Commonwealth of Massachusetts, or if appropriate, a federal court located in Massachusetts (which courts, for purposes of this Agreement, are the only courts of competent jurisdiction), over any suit, action or other proceeding arising out of, under, or in connection with this Agreement or its subject matter.

13.	Acknowledgments. The Executive acknowledges that he has been given twenty-one (21) days to consider this Agreement and that the Company advised him to consult with an attorney of his own choosing prior to signing this Agreement. Further, the Executive acknowledges he may revoke this Agreement for a period of seven (7) days after the execution of this Agreement by notifying Peter G. Savas (with a copy to Steven D. Singer, Company Counsel) in writing, and the Agreement shall not be effective or enforceable until the expiration of this seven (7) day revocation period.

14.	Voluntary Assent. The Executive affirms that no other promises or agreements of any kind have been made to or with him by any person or entity whatsoever to cause him to sign this Agreement, and that he fully understands the meaning and intent of this Agreement. The Executive states and represents that he has had an opportunity to fully discuss and review the terms of this Agreement with an attorney. The Executive further states and represents that he has carefully read this Agreement, understands the contents herein, freely and voluntarily assents to all of the terms and conditions hereof, and signs his name of his own free act.

15.	Entire Agreement. This Agreement contains and constitutes the entire understanding and agreement between the parties hereto with respect to the severance and settlement and supercedes all previous oral and written negotiations, agreements, commitments, and writings in connection therewith.

16.	Counterparts. This Agreement may be executed in two (2) signature counterparts, each of which shall constitute an original, but all of which taken together shall constitute but one and the same instrument.

IN WITNESS WHEREOF, all parties have set their hand and seal to this Agreement as of the date written above.

By:	/s/ JOSEPH HERNON	Date:	9/7/05

By:	/s/ KEN RICE	Date:	9/12/05